WEBSITE ASSET
PURCHASE AGREEMENT
WWW.PRETTYNEATCREATIVE.COM

HN

ASSET SALE AND PURCHASE AGREEMENT

THIS AGREEMENT is made on June [1], 2020

BETWEEN:

1. Hieu Trung Nguyen (the "**Seller**"), and

2. Onfolio LLC (the "**Purchaser**"),
each a **"Party"** and together the **"Parties"**.

RECITALS

(1) The Seller is the owner and operator of the Business;

(2) The Seller has agreed to sell and the Purchaser has agreed to purchase the Business (together with the Assets) as a going concern on the terms and conditions of this Agreement.

IT IS AGREED as follows:

1. DEFINITIONS AND INTERPRETATION

1.1. **Definitions**

In this Agreement (including the Recitals) the following expressions shall bear the following meanings, unless the context requires otherwise:-

"Assets"	means the property, rights and assets of the Seller that comprise the Business set out in clause 2;
"Business"	means the diamond painting ecommerce business operated via the Domain;
"Business Hours"	means Monday through Friday between 09:00 and 17:00, excluding public holidays in US Eastern time.
"Completion"	means completion of the sale and purchase of the assets as specified in clause 3;

"Completion Date" means the date of the Agreement or such other date as the Parties may agree;

"Consideration" has the meaning given in clause 4;

"Domain" means the domain names listed in Exhibit A;

"Encumbrances" any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement;

"Escrow" means Escrow.com;

"Inspection" means a period of seven (7) calendar days for the Purchaser to inspect the Assets following Completion;

"Restricted Business" means provision of information related to general-online reviews in a general niche site (niche specific sites is not restricted);

"Warranties" the representations, warranties and undertakings set out in clauses 6, 7 and 8 and references to a **"Warranty"** shall be construed accordingly;

"Web Server" means the server where the Website and software(s) are hosted;

"Website" shall mean all assets and content related to and situated on the Domain;

1.2 Construction

Unless a contrary indication appears, any reference in this Agreement to:-

(a) clause and schedule headings do not affect the interpretation of this Agreement;

(b) a **Party** is to a party to this Agreement and includes that party's personal representatives, successors or permitted assignees;

(c) a **person** includes a natural person, a corporate or unincorporated body (whether or not having separate legal personality) and that person's personal representatives, successors or permitted assigns;

(d) unless the context otherwise requires, words in the singular include the plural and in the plural include the singular;

(e) a reference to one gender includes a reference to the other genders;

(f) a reference to a **company** shall include any company, corporation or other body corporate, wherever and however incorporated or established;

(g) a reference to a particular statute, statutory provision or subordinate legislation is a reference to it as it is in force from time to time taking account of any amendment or re-enactment and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts and subordinate legislation

for the time being in force made under it. Provided that, as between the parties, no such amendment or re-enactment made after the date of this agreement shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party;

(h) **writing** or **written** includes email but not faxes; and

(i) references to clauses and schedules are to clauses and schedules of this agreement; references to paragraphs are to paragraphs of the relevant schedule.

2. SALE OF ASSETS

2.1 Pursuant to the provisions of this Agreement, the Seller hereby sells, assigns, transfers, conveys, and delivers to the Purchaser, and Purchaser hereby purchases all of the Seller's rights, title and interest, in and to the Assets free and clear of any and all Encumbrances. The Assets shall include the following:

(a) the Domain;

(b) all intangible property including but not limited to all rights, titles and interests of the Seller, to any web development, software development, design work, engineering work, computer software, artwork, programs and documentation used in the operation of the Website as set out in Exhibit A;

(c) all intellectual property rights of the Business limited to trademarks, trade names, service marks, service names copyrights, client lists, client order history, client email lists, email listings and databases as set out in Exhibit A; and

(d) all rights, title, and interests of the Seller in and to the inventions, discoveries, improvements, ideas, know-how, confidential information as set out in Exhibit A.

3. COMPLETION

3.1 Completion shall take place on the Completion Date, which shall be no later than Sep 1st 2021, at which time the Consideration must be secured in Escrow.

3.2 At Completion, and only after the Seller has received written confirmation from Escrow that Consideration has been fully secured, the Seller shall fully and completely transfer to the Purchaser all rights, interest and good and marketable title to the Assets, free and clear of any and all liens, charges and encumbrances within five (5) days. Upon receipt of which Inspection shall commence and at or before its expiration the Purchaser shall instruct Escrow to release the Consideration to the Seller unless Clause 3.4 has taken effect.

3.3 At Completion, the Seller shall deliver to the Purchaser:-

(a) the Assets;

(b) all system and user documentation pertaining to the Website, including design or development specifications and related correspondence and memoranda; and

(c) such other documents as may be reasonably requested by the Purchaser in connection with the consummation of the transactions contemplated by this Agreement.

3.4 The Purchaser may, by giving written notice to the Seller, terminate this Agreement with immediate effect during Inspection, in the event that the Seller fails to transfer any or all of the Assets in accordance with this Agreement. Upon giving such written notice, the Purchaser shall immediately fully and completely return to the Seller all rights, interests and good and marketable title to the Assets. The Seller, upon receiving all rights, interest and good and marketable title to the Assets, free and clear of any and all liens, charges and encumbrances, shall immediately release any and all Consideration held in Escrow to the Purchaser, less any revenues earned by the Assets during Inspection.

3.5 Escrow fees will be shared equally between the Purchaser and the Seller.

4. PURCHASE PRICE

4.1 In consideration of the sale and transfer to the Purchaser of all the Assets, the Purchaser hereby agrees to pay the Seller the sum of eighty-four thousand US Dollars ($84,000.00) (the "**Consideration**") via Escrow, pursuant to the schedule outlined in clause 4.2.

4.2 The Consideration will be paid out as follows:

(a) Eighty-four thousand US Dollars ($84,000 USD) paid in full.

4.3 The Seller may, by giving written notice to the Purchaser, terminate this Agreement with immediate effect where the Purchaser fails to pay the Consideration in accordance with clause 4.2. Upon receiving such written notice, the Purchaser shall immediately fully and completely transfer to the Seller all rights, interest and good and marketable title to the Assets, free and clear of any and all liens, charges and encumbrances.

5. LIABILITIES

5.1 At Completion, the Purchaser shall assume and agree to pay, discharge or perform any and all obligations of the Business (the "**Assumed Liabilities**").

5.2 It is hereby expressly understood by the Parties that, except as otherwise expressly provided herein, the Purchaser shall not assume nor be liable for any of the Seller's liabilities or obligations whether accrued, absolute or contingent arising before Completion. The Seller agrees to pay and discharge all of its liabilities and obligations promptly as and when due.

5.3 The Seller agrees to indemnify, defend and hold the Purchaser harmless from all liability resulting from loss, damage or injury to person or property in any manner arising out of or incident to the operation of the Business prior to the Completion Date. So far as the Seller is aware there are no threatened, anticipated or unresolved legal disputes involving the Business in any way prior to this Agreement.

6. SELLER'S REPRESENTATIONS AND WARRANTIES

The Seller hereby represents and warrants to the Purchaser that:-

(a) the Seller has full power, authority, and ownership to enter into this Agreement and to carry out the transactions made hereunder. The Seller has obtained all necessary approvals and permits required to enter into this Agreement and sell the Assets;

(b) the Seller is the owner of the Assets;

(c) so far as the Seller is aware, all Assets sold and transferred under this Agreement:-

  (i) are in good condition and repair and are fit for the particular purpose for which they are intended to be used fair wear and tear accepted;

  (ii) do not contain any viruses, trap doors, hidden sequences, hot keys, or time bombs;

  (iii) do not contain any libellous, false, or defamatory material;

  (iv) do not contain material that infringes any third party intellectual property rights and in particular copyright, patent and trademark rights;

  (v) do not violate any applicable laws or regulations; and

  (vi) are not subject to any lawsuits, threats of litigation, claims, arbitration, investigation or other proceedings at law or in equity, before any court, arbitration tribunal, licensing authority or governmental agency;

(d) neither this Agreement nor any document furnished by the Seller to the Purchaser contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements in this Agreement or in such documents not misleading;

(e) the Seller represents there are no liens, mortgages, pledges, assessments, security interests, leases, adverse claims, levies, or encumbrances of any kind ("Lien") on the Assets prior to this Agreement; and

(f) so far as the Seller is aware, there is no basis for the assertion of any claim for taxes prior to this Agreement which, if adversely determined, would, or is

reasonably likely to, result in the imposition of any lien on the Assets or otherwise adversely affect the Assets.

7. *PURCHASER'S REPRESENTATIONS AND WARRANTIES*

The Purchaser hereby represents and warrants to the Seller that:-

(a) it has full power, authority, and ownership to enter into this Agreement and to carry out the transactions made hereunder;

(b) it has obtained all necessary approvals and permits required to enter into this Agreement and to purchase the Assets;

(c) there are no lawsuits, threats of litigation, claims, arbitration, investigation or other proceedings pending or threatened against the Purchaser at law or in equity, before any court, arbitration tribunal, licensing authority or governmental agency which prevents the Purchaser from consummating the transactions made herein.

8. *SELLER'S COVENANTS*

The Seller hereby covenants and agrees that upon request of the Purchaser, the Seller shall take all necessary steps and actions to execute all documents necessary to perfect and implement the Purchaser's ownership, possession and control of the Assets provided that the Purchaser has complied with all of its obligations under this Agreement.

9. *TERMINATION*

9.1 This Agreement may be terminated at any time prior to the Completion either:-

(a) by mutual agreement in writing by the Parties;

(b) by written notice from the Seller to the Purchaser, if the Purchaser has breached any material representation or Warranty contained in this Agreement, or if the Purchaser has failed to comply with any covenant or agreement to be complied with under this Agreement; and

(c) by written notice from the Purchaser to the Seller, if the Seller has breached any Warranty contained in this Agreement, or if the Seller has failed to comply with any covenant or agreement to be complied with under this Agreement.

9.2 If this Agreement is terminated pursuant to this clause 9, this Agreement shall immediately cease to have effect and all further obligations of the Parties shall terminate without further liability.

10. CONFIDENTIALITY AND NONDISCLOSURE

10.1 The Seller and the Purchaser acknowledge that the existence and contents of this Agreement and all negotiations made pursuant to this Agreement are confidential. The Seller and the Purchaser also agree that all information relating to the Business including but not limited to the following shall be deemed "**Confidential Information**": business strategies, technology plans, financial condition, business plans, marketing strategies and plans, data, business records, customer lists; any and all information concerning the Business would be deemed confidential, a trade secret, a customer list, or other form of proprietary information of the Business.

10.2 The Parties shall not make any public announcement or issue any press release or respond to any enquiry from the press or other media concerning or relating to this Agreement or any of the transactions contemplated by this Agreement or its subject matter or any ancillary matter except with the prior written approval of the other Party (such approval not to be unreasonably withheld, delayed or made subject to any unreasonable conditions) or if, and to the extent, required by law or governmental, regulatory or other authority. Onfolio LLC, is able to use appropriate information for marketing, education and consulting purposes.

10.3 Notwithstanding anything to the contrary contained in this Agreement, the obligations in this clause 10 will survive expiry or termination for any reason of this Agreement.

11. NON-COMPETITION

Except for the Training, for a period of one (1) year after the finale balloon payment, the Seller shall not, worldwide, become associated, directly or indirectly, with any entity whether as a principal, partner, employee, consultant or shareholder, whose business is actively engaged in the Restricted Business. The Seller further acknowledges that there shall be no usage of existing customer names, mailing addresses, email addresses, or phone numbers to solicit or offer any other business services substantially the same as the Restricted Business.

12. SEVERABILITY

If for any reason a court of competent jurisdiction finds any provision or portion of this Agreement to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to give effect to the intent of the Parties and the remainder of this Agreement will continue in full force and effect.

13. WAIVER

13.1 Any failure to exercise or any delay in exercising a right or remedy provided by this Agreement or at law or in equity (and/or the continued performance of this Agreement) will not constitute a waiver of the right or remedy or a waiver of any other rights or remedies. A waiver of a breach of any of the terms of this Agreement will not

constitute a waiver of any other breach and will not affect the other terms of this Agreement.

13.2 The rights and remedies provided by this Agreement are cumulative and (except as otherwise provide in this Agreement) are not exclusive of any rights or remedies provided at law or in equity.

14. OPPORTUNITY TO CONSULT WITH COUNSEL

The Parties hereby acknowledge and agree that they have read this Agreement, freely and voluntarily agree to all its terms and conditions, and have independently evaluated the desirability of entering into this Agreement. Each Party acknowledges that it has consulted, or has had ample opportunity to consult, legal counsel regarding this Agreement and each and every provision of this Agreement.

15. TRANSITION ASSISTANCE

The Seller shall aid the Purchaser in handing over all technical contents, systems, data and all business contacts, customer lists, advertising accounts, Web Server, etc., related to the Business to the Purchaser. Specifically, the Seller shall do the following: -

(a) included in the Purchase Price, the Seller shall provide the Purchaser with training of up to five (5) total hours per week for thirty (30) days following the Completion Date ("**Training**"). The Seller shall provide up to five (5) hours per day during this period should there be a critical failure resulting in dramatic loss of traffic or revenue. The Seller shall respond to the Purchaser within twenty-four (24) hours of request by phone and/or email as needed, during Business Hours. Within twenty-four (24) hours of Completion, the Seller shall deliver via email all usernames and passwords associated with the assets in Exhibit A; and

(b) the Seller is to make all relevant introductions between the Purchaser and business partners associated with the managing or operating of, or providing services to the Business.

16. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the Parties in respect of the matters dealt with in it and supersedes all previous agreements between the Parties relating to such matters, notwithstanding the terms of any previous agreement or arrangement expressed to survive termination.

17. COUNTERPARTS

This Agreement may be executed in counterparts, to include facsimile counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument.

18. GOVERNING LAW; JURISDICTION

18.1 The Agreement and any non-contractual obligations arising out of or in connection with it will be governed by and interpreted in accordance with the laws of The United States.

18.2 The courts of The United States have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement (a "**Dispute**").

18.3 The Parties agree that the courts of the The United States are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

19. PURCHASER'S INDEMNIFICATION

The Purchaser shall indemnify and hold harmless, the Seller and any Affiliates, and any respective stockholders, directors, officers, employees, agents, representatives, assigns and successors (collectively, the "**Seller Indemnified Parties**"), from and against, any and all Losses incurred or suffered by them, including cost of defending any claims or lawsuits, relating to or arising out of or in connection with any of the following:

(a) any operation of the Business by the Purchaser after Completion.

20. ATTORNEYS' FEES AND COSTS

In the event of any litigation between the parties arising out of or relating to this Agreement, the prevailing party shall be entitled to recover all costs incurred and reasonable attorneys' fees, including attorneys' fees in all investigations, trials, bankruptcies and appeals.

21. SUCCESSORS

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns and personal representatives.

22. ***DATA PROTECTION***

The Purchaser undertakes to comply with all data protection legislation whether in the The United States or otherwise in relation to the Business and Assets after the Completion Date.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Executed as a deed by Hieu Trung Nguyen

) Hieunguyen

Date

) Aug 25th 2021

Executed as a deed by Dominic Wells -

Onfolio LLC CEO

) DWells

Date

Aug 25th 2021

Exhibit A

(a) The trade name, www.prettyneatcreative.com, together with any trademark rights, which the Seller has in the trade name and any goodwill of the business, symbolized by the trade name.

(b) The domain names:

  (i) prettyneatcreative.com

(c) Website content and all related electronic files:

  (i) Website database and content; and
  (ii) Website files.

(d) Graphics, Logos, Slogans, etc.

(e) All content of the Business and Website.

(f) Accounts:

  (i) any and all operating accounts of the Business.

(g) And any other asset of the business:

  (i) Website source code;
  (ii) Software source code;
  (iii) Blog/Forum source code(s); and
  (iv) any and all other assets and source code(s) of the Business.

(h) Social media accounts:

  (i) All existing accounts

(i) Client database:

  (i) Email lists; and
  (ii) all other customer information available.

(j) Email Accounts:

  (i) any and all email account(s) associated with the Business.

(k) All files including a full backup